Exhibit 11

                        APPLIED MICROSYSTEMS CORPORATION

                        Computation of Earnings Per Share
                     (in thousands, except per share amount)

                                                                                            Three Months Ended
                                                                                                 March 31,
                                                                                         ------------------------
                                                                                          1996              1995
                                                                                         ------            ------
Average shares outstanding                                                                6,480               704
Net effect of dilutive stock warrants and options based on the
  treasury stock method using average market price                                          603               289
Net effect of stock options issued during the 12 months prior to the initial public offering at less than the offering price based on the treasury stock method using $10.00 per share,
  treated as outstanding for all periods presented                                                            643
Dilutive effect of Convertible Preferred Stock                                                              3,835
                                                                                         ------            ------

Total                                                                                     7,083             5,471
                                                                                         ======            ======

Net income                                                                               $  702            $   86
                                                                                         ======            ======

Per share amount                                                                         $ 0.10            $ 0.02
                                                                                         ======            ======



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